UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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EMC Corporation
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2006

Dear Shareholder:

We cordially invite you to attend our 2006 Annual Meeting of Shareholders, which will be held on Thursday, May 4, 2006, at 10:00 a.m. at EMC’s facility at 21 Coslin Drive, Southborough, Massachusetts. A map with directions to the meeting is on the back cover of the attached Proxy Statement.

At this meeting you are being asked to (i) elect four Class I members to the Board of Directors for a three-year term and (ii) ratify the selection by the Audit Committee of the Board of Directors of EMC’s independent auditors. Your Board of Directors recommends that you vote FOR each of these proposals. You are also being asked to act upon four shareholder proposals. Your Board of Directors recommends that you vote AGAINST each of such shareholder proposals. You should read with care the attached Proxy Statement, which contains detailed information about each of these proposals.

Your vote is important regardless of the number of shares you own. Accordingly, we urge you to complete, sign, date and return your proxy card promptly in the enclosed postage-paid envelope. If you elected to electronically access the 2006 Proxy Statement and Annual Report on Form 10-K for 2005, you will not be receiving a proxy card and must vote electronically. The fact that you have returned your proxy card or voted electronically or by telephone in advance will assure representation of your shares but will not affect your right to vote in person should you attend the meeting.

If you plan to join us at the meeting, please go to www.emc.com/annualmeeting2006 to complete your RSVP or complete and return the enclosed RSVP card. If you elected to electronically access the proxy materials, please go to www.emc.com/annualmeeting2006 to complete your RSVP. All shareholders who attend the meeting will be required to present a valid government-issued picture identification, such as a driver’s license or passport. Registration will begin at 9:00 a.m.

Following completion of the scheduled business, we will report on EMC’s operations and answer questions. We hope that you will be able to join us on May 4th.

Very truly yours,

JOSEPH M. TUCCI

Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to assure representation of your shares at the meeting, please complete, sign, date and return the enclosed proxy card or vote electronically or by telephone. See Voting Electronically or by Telephone on page 2 of the Proxy Statement for details regarding the options available to you.

EMC CORPORATION

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2006

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of EMC Corporation, a Massachusetts corporation, will be held at EMC’s facility at 21 Coslin Drive, Southborough, Massachusetts, on Thursday, May 4, 2006, at 10:00 a.m. for the following purposes:

1.                To elect four members to the Board of Directors to serve for a three-year term as Class I Directors.

2.                To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as EMC’s independent auditors for the fiscal year ending December 31, 2006.

3.                To act upon four shareholder proposals, if properly presented.

4.                To transact any and all other business that may properly come before the meeting or any adjournments thereof.

All shareholders of record at the close of business on March 6, 2006 are entitled to notice of and to vote at this meeting and any adjournments thereof.

You are requested to sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. If you elected to electronically access EMC’s 2006 Proxy Statement and Annual Report on Form 10-K for 2005, you will not be receiving a proxy card and must vote electronically. For those who did not elect to receive such documents electronically, you may also be eligible to vote electronically or by telephone. Please see Voting Electronically or by Telephone on page 2 of the Proxy Statement for instructions.

EMC’s Annual Report on Form 10-K for 2005 is enclosed.

By order of the Board of Directors

PAUL T. DACIER

Senior Vice President,

General Counsel and Assistant Secretary

March 20, 2006

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Federal securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Actual results may differ materially from those projected in the forward-looking statements due to various uncertainties and risks, including without limitation risks associated with the effects of general economic and market conditions, lessening demand in the information technology market, successful integration of acquisitions, difficulty managing operations and difficulty in keeping pace with rapid industry, technological and market changes, as well as those described in Item 1A (Risk Factors) of our Annual Report on Form 10-K. We disclaim any obligation to update any forward-looking statements contained herein after the date of this Proxy Statement.

EMC CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EMC Corporation, a Massachusetts corporation (“EMC” or the “Company”), for the Annual Meeting of Shareholders of EMC to be held on May 4, 2006, and any adjournments thereof, for the purposes set forth in the attached Notice of the Annual Meeting of Shareholders (the “Notice of Annual Meeting”). EMC was incorporated in 1979, and its principal executive offices are located at 176 South Street, Hopkinton, Massachusetts 01748. This Proxy Statement, EMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the accompanying proxy card are first being distributed to shareholders on or about March 20, 2006.

Voting Rights and Outstanding Shares

As of March 6, 2006, EMC had outstanding 2,365,855,187 shares of Common Stock. The Common Stock is the security entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder of record thereof at the close of business on March 6, 2006 to one vote on each of the matters to be voted upon at the Annual Meeting.

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors will be borne by EMC. In addition to the solicitation of proxies by use of the mails, EMC may utilize the services of certain of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage houses and other shareholders. Also, EMC has retained Georgeson Shareholder Communications Inc. to aid in the distribution and solicitation of proxies. Georgeson Shareholder Communications Inc. will receive a fee of $12,500 as well as reimbursement for certain expenses incurred by them in connection with their services, all of which will be paid by EMC.

If the enclosed form of proxy is properly signed and returned or a proxy is voted electronically or by telephone, the shares represented thereby will be voted. If the shareholder specifies in the proxy how the shares are to be voted, they will be voted as specified. If the shareholder does not specify how the shares are to be voted, they will be voted in accordance with the recommendations of the Board of Directors. Any shareholder has the right to revoke his or her proxy at any time before it is voted by attending the meeting and voting in person or filing with the Secretary or Assistant Secretary of EMC either a written instrument revoking the proxy or another executed proxy bearing a later date.

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum; however, neither abstentions nor broker non-votes will be considered votes properly cast at the Annual Meeting. Accordingly, because the approval of each of the proposals is based on the votes properly cast at the Annual Meeting, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the proposals. An automated system administered by EMC’s transfer agent tabulates all votes cast at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•        FOR the four nominees listed under “Election of Directors” as Class I Directors, to serve until their successors are elected and qualified (Proposal 1);

•        FOR ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as EMC’s independent auditors for the fiscal year ending December 31, 2006 (Proposal 2); and

•        AGAINST approval of each of the shareholder proposals (Proposals 3, 4, 5 and 6).

Should any nominee named in Proposal 1 be unable to serve or for good cause will not serve as director, the persons named in the enclosed form of proxy will vote for such other person as the Board of Directors may recommend.

Voting Electronically or by Telephone

If you have elected to electronically access the 2006 Proxy Statement and Annual Report on Form 10-K for 2005, you must vote electronically. If you have not elected to access such documents electronically, you may still be eligible to vote electronically or by telephone.

•        If your shares are registered in the name of a bank or brokerage firm and your bank or brokerage firm participates in a program offering electronic and telephonic voting options, then you should follow the instructions provided on the voting instruction form you receive to vote electronically at www.proxyvote.com or by telephone.

•        If your shares are registered in your name, you should follow the instructions provided on the enclosed form of proxy to vote electronically at www.computershare.com/us/proxy or by telephone.

If you vote this year’s proxy electronically, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. You may vote using the Internet and telephone voting facilities until 11:59 p.m., E.S.T. on May 3, 2006.

Annual Meeting Admission

If you plan to attend the Annual Meeting in person, please go to www.emc.com/annualmeeting2006 to complete your RSVP or complete and return the enclosed RSVP card. If you received your proxy materials electronically, please go to www.emc.com/annualmeeting2006 to complete your RSVP. Shareholders who have not returned the RSVP card will be required to present verification of ownership, such as a bank or brokerage firm account statement. All shareholders who attend the meeting will be required to present a valid government-issued picture identification, such as a driver’s license or passport. Registration will begin at 9:00 a.m.

Other Business

As of the date of this Proxy Statement, EMC’s management has no knowledge of any business other than that described in the Notice of Annual Meeting that will be presented for consideration at the Annual Meeting. The deadline under EMC’s By-laws for shareholders to notify EMC of any director nominations or proposals to be presented at the Annual Meeting has passed. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide.

ADVANCE NOTICE PROCEDURES

Under EMC’s By-laws, nominations for a director may be made only by the Board of Directors, a nominating committee of the Board of Directors, a person appointed by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the principal executive offices of EMC (containing certain information specified in the By-laws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) if the meeting is called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

The By-laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors, the presiding officer or by a shareholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of EMC (containing certain information specified in the By-laws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

These requirements are separate and apart from the requirements that a shareholder must meet in order to have a shareholder proposal included in EMC’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the full text of the By-laws provisions discussed above may be obtained by writing to the Secretary or Assistant Secretary of EMC at 176 South Street, Hopkinton, Massachusetts 01748.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINEES LISTED BELOW.

Pursuant to Section 8.06(b) of Chapter 156D of the Massachusetts General Laws, the Board of Directors is currently divided into three classes, having staggered terms of three years each. Under Section 8.06(b) and EMC’s By-laws, the Board of Directors may determine the total number of directors and the number of directors to be elected at any annual meeting of shareholders or special meeting in lieu thereof. The Board of Directors has fixed at eleven the total number of directors and has fixed at four the number of Class I Directors to be elected at the 2006 Annual Meeting. We currently have one vacancy on the Board of Directors. Of the current total of ten directors, four Class I Directors have terms expiring at the 2006 Annual Meeting, three Class II Directors have terms expiring at the 2007 Annual Meeting and three Class III Directors have terms expiring at the 2008 Annual Meeting. The four directors whose terms expire at the 2006 Annual Meeting have been nominated by the Board of Directors for election at such meeting. All of the nominees for director are now Class I members of the Board of Directors. The four nominees who receive the greatest number of votes properly cast on this proposal will be elected as Class I Directors. Each Class I Director elected at the 2006 Annual Meeting will serve until the 2009 Annual Meeting or special meeting in lieu thereof, and until that director’s successor is elected and qualified.

Information With Respect to Nominees

Set forth below is information with respect to each nominee for Class I Director to be elected at the 2006 Annual Meeting, and for each Class II and Class III Director. All of the directors were previously elected by the shareholders except for Michael W. Brown, who was elected by the Board of Directors effective as of August 2005.

NOMINEES TO SERVE AS CLASS I DIRECTORS SERVING A TERM EXPIRING AT
THE 2009 ANNUAL MEETING

Gail Deegan

Ms. Deegan, age 59, has been a Director of EMC since July 2002. From February 1996 to September 2001, Ms. Deegan served as Executive Vice President and Chief Financial Officer of Houghton Mifflin Company, a publishing company. From February 1995 to February 1996, Ms. Deegan was Senior Vice President of Regulatory and Government Affairs for NYNEX New England, and from November 1991 to January 1995, was Vice President and Chief Financial Officer of New England Telephone. From 1988 to January 1990, Ms. Deegan was Senior Vice President, Chief Financial Officer and Treasurer of Eastern Enterprises, and from February 1990 to May 1991, she was Senior Vice President, Chief Financial Officer and Chief Administrative Officer. Ms. Deegan is a Director of TJX Companies, Inc., a retailer of discounted apparel and home goods. Ms. Deegan is the Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee of EMC.

Olli-Pekka Kallasvuo

Mr. Kallasvuo, age 52, has been a Director of EMC since August 2004. He has been the President and Chief Operating Officer of Nokia Corporation, a provider of mobile communications solutions, since October 2005. The Board of Directors of Nokia Corporation has appointed Mr. Kallasvuo President and Chief Executive Officer effective June 1, 2006. He was Executive Vice President and General Manager of Mobile Phones for Nokia Corporation from January 2004 to September 2005. Mr. Kallasvuo joined Nokia in 1980 and has held various positions with Nokia, including Executive Vice President and Chief Financial Officer of Nokia Group from March 1992 to December 1996, Executive Vice President of Nokia Americas and President of Nokia Inc. from January 1997 to December 1998 and Executive Vice President and Chief Financial Officer of Nokia Corporation from January 1999 to December 2003. He has been a member of the Nokia Group Executive Board since 1990. Mr. Kallasvuo is the Chairman of the Board of Directors of Sampo plc, a banking institution. Mr. Kallasvuo has notified the Sampo plc Board of Directors of his intention to resign effective April 5, 2006. Mr. Kallasvuo is a member of the Audit Committee and the Corporate Governance and Nominating Committee of EMC.

Windle B. Priem

Mr. Priem, age 68, has been a Director of EMC since December 2001. From July 2001 to December 2003, Mr. Priem served as a Vice Chairman of Korn/Ferry International, a global executive recruiting company, and from December 1998 to June 2001, he served as President and Chief Executive Officer of Korn/Ferry. He joined Korn/Ferry in 1976 and held various positions with Korn/Ferry, including Chief Operating Officer from May 1997 to December 1998 and President of the North American region from January 1996 to June 1998. Mr. Priem retired from Korn/Ferry in December 2003. He was also a Director of Korn/Ferry from June 1992 to November 2002. Mr. Priem is the Chair of the Compensation Committee and a member of the Corporate Governance and Nominating Committee of EMC.

Alfred M. Zeien

Mr. Zeien, age 76, has been a Director of EMC since December 1999. From February 1991 to April 1999, Mr. Zeien served as Chairman of the Board and Chief Executive Officer of The Gillette Company, a consumer products company. He joined Gillette in 1968 and held various positions with Gillette, including President and Chief Operating Officer. Mr. Zeien retired from Gillette in April 1999. Mr. Zeien is a Director of Inverness Medical Innovations, Inc., a manufacturer of self-test diagnostic and other products. Mr. Zeien is a member of the Audit Committee and the Compensation Committee of EMC.

CLASS II DIRECTORS SERVING A TERM EXPIRING AT THE
2007 ANNUAL MEETING

Michael W. Brown

Michael W. Brown, age 60, has been a Director of EMC since August 2005. From August 1994 to July 1997, Mr. Brown served as Vice President and Chief Financial Officer of Microsoft Corporation, a manufacturer of software products for computing devices. He was Vice President, Finance of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989 and served as

Treasurer from January 1990 to April 1993. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a Director of Administaff, Inc., a professional employer organization providing services such as payroll and benefits administration. Mr. Brown is the chair of the Stock Repurchase and Bond Redemption Oversight Committee and a member of the Compensation Committee and the Mergers and Acquisitions Committee of EMC.

John R. Egan

Mr. Egan, age 48, has been a Director of EMC since May 1992. From May 1997 to September 1998, Mr. Egan served as Executive Vice President, Products and Offerings of EMC. From January 1992 to June 1996, he served as Executive Vice President, Sales and Marketing of EMC. From October 1986 to January 1992, he served in a number of executive positions with EMC, including Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan resigned as an executive officer of EMC in September 1998 and as an employee of EMC in July 2002. Mr. Egan has been a principal in a venture capital firm since October 1998. Mr. Egan is also a Director of NetScout Systems, Inc., a provider of network and application performance management solutions. Mr. Egan is the Chair of the Mergers and Acquisitions Committee of EMC.

David N. Strohm

Mr. Strohm, age 57, has been a Director of EMC since October 2003, and Lead Director since January 2006. He has been a Venture Partner of Greylock Partners, a venture capital firm, since January 2001, and was a General Partner of Greylock from 1980 to 2001. He is also a General Partner of several partnerships formed by Greylock. Mr. Strohm was a Director of LEGATO Systems, Inc. from its founding in 1988 until its acquisition by EMC in October 2003. Mr. Strohm is also a Director of Internet Security Systems, Inc., a provider of internet security software. Mr. Strohm is a member of the Compensation Committee and the Mergers and Acquisitions Committee of EMC.

CLASS III DIRECTORS SERVING A TERM EXPIRING AT THE
2008 ANNUAL MEETING

Michael J. Cronin

Mr. Cronin, age 67, has been a Director of EMC since May 1990. He has been Chief Executive Officer of Cognition Corporation, an engineering knowledge management company, from 1993 to the present. Mr. Cronin is also Chairman of the Board of Directors of Cognition Corporation. From June 1984 to September 1990, he was Chief Executive Officer and President of Automatix, Inc., an industrial vision and robotics systems manufacturer. Mr. Cronin is a member of the Audit Committee and the Mergers and Acquisitions Committee of EMC.

W. Paul Fitzgerald

Mr. Fitzgerald, age 65, has been a Director of EMC since March 1991. From January 1988 to March 1995, he was Senior Vice President, Finance and Administration and Chief Financial Officer of EMC. From October 1991 to March 1995, he was also Treasurer of EMC. From January 1985 to January 1988, he was Vice President, Finance of EMC. Mr. Fitzgerald retired as an employee of EMC in October 1995. Mr. Fitzgerald is the Chair of the Audit Committee and a member of the Corporate Governance and Nominating Committee and the Stock Repurchase and Bond Redemption Oversight Committee of EMC.

Joseph M. Tucci

Mr. Tucci, age 58, has been Chairman of the Board of Directors of EMC since January 2006, Chief Executive Officer and a Director of EMC since January 2001, and President since January 2000. From January 2000 to January 2001, he was also Chief Operating Officer of EMC. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics N.V., an information technology services company, from June 1999 through December 1999 and as Chairman of the Board and Chief Executive Officer of Wang Global, an information technology services company, from December 1993 to June 1999. Getronics N.V. acquired Wang Global in June 1999. Mr. Tucci joined Wang Global in 1990 as its Executive Vice President, Operations. Mr. Tucci is a Director of Paychex, Inc., a provider of payroll, human resources and benefits outsourcing solutions. Mr. Tucci is a member of the Stock Repurchase and Bond Redemption Oversight Committee and the Mergers and Acquisitions Committee of EMC.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

EMC is asking the shareholders to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent auditors for the fiscal year ending December 31, 2006. The affirmative vote of a majority of votes properly cast on this proposal at the Annual Meeting is required to ratify such selection.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment of PWC, the Audit Committee will consider this factor when making any determinations regarding PWC.

PROPOSAL 3

SHAREHOLDER PROPOSAL

The Central Laborers’ Pension Fund has proposed the adoption of the following vote at the Annual Meeting and has furnished the following statement in support of the proposal. The shareholder’s address is P.O. Box 1267, Jacksonville, IL 62651. The shareholder has represented to EMC that it held approximately 15,660 shares of Common Stock as of October 21, 2005. If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of EMC Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (articles of organization or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Massachusetts. Massachusetts law provides that unless otherwise provided in the articles of organization or bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. (Massachusetts Business Corporations Act, Part 1., Title XXII. Corporations, Chapter 156D. Business Corporations, Section 7.28 Voting for directors; cumulative voting.)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

EMC’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3

Your Board of Directors opposes this proposal because it is not in the best interests of EMC or its shareholders.

Prior to receiving this proposal, EMC’s Board adopted a majority vote policy for director elections. This policy is set forth in EMC’s corporate governance guidelines (see www.emc.com/about/governance), and requires any nominee for director who receives a majority of “withheld” votes in an uncontested election to promptly tender his or her resignation. This policy provides that the Corporate Governance and Nominating Committee will assess the appropriateness of such nominee continuing to serve and recommend to the Board the action to be taken with respect to such tendered resignation.

EMC’s Board has also adopted procedures to follow should the above “majority vote” policy be triggered. The Board will act on the Corporate Governance and Nominating Committee’s recommendation(s) promptly, the process will be managed by independent directors (without participation of any director who received a majority of “withheld” votes) and the Board’s decision will be disclosed publicly. A more detailed description of the procedures is set forth under “Corporate Governance” in this Proxy Statement.

Under Massachusetts corporate law as well as most other state corporate laws, directors are elected by plurality vote unless the charter or bylaws provide otherwise. Plurality voting has been the almost universal practice among U.S. public companies, including EMC.

EMC’s Board and Corporate Governance and Nominating Committee have spent considerable time studying the various issues raised in the current debate concerning a change from the traditional plurality standard in the election of directors. One such issue raised is the status of “holdover” directors under state corporate law. Specifically, an incumbent nominee who fails to receive the requisite majority vote under the standard recommended by the proponent would nonetheless remain in office indefinitely as a holdover director. That holdover director would have no obligation to resign or offer to resign, and the remaining directors would not have the power to remove that director from the Board. The proponent recognizes the holdover issue in its supporting statement but fails to provide guidance regarding how to handle the issue. In contrast, the Board’s policy and related procedures address the issue of “holdover” directors, thereby providing enhanced accountability to shareholders.

This holdover issue and other potential consequences of a change from the plurality voting standard are being considered and evaluated by various interested persons. In particular, we have studied the preliminary report on Director Voting released in January 2006 by the Committee on Corporate Laws of the Section of Business Law of the American Bar Association, which contemplates certain statutory changes to the Model Act, including one which would permit companies to make changes to the holdover director rule.

The Board and Corporate Governance and Nominating Committee will continue to follow developments on this topic, including any proposed changes to Massachusetts corporate law. Given the uncertainties raised as to various legal and practical implications of a change from the plurality standard, the Board believes that its current policy represents the best alternative currently available for demonstrating accountability to shareholders. The plurality voting standard permits shareholders to express dissatisfaction with a nominee (by voting “withhold”) without disrupting the elective process. In addition, under EMC’s majority vote policy, a director who receives a majority of “withhold” votes would continue to serve only if the Board determined not to accept the director’s tendered resignation. The Board would not lightly decide to reject such resignation.

We note that EMC’s current procedures for nominating directors include a rigorous evaluation process. The Corporate Governance and Nominating Committee and the Board thoroughly evaluate each nominee’s skills, experience and independence, as well as the criteria set forth in EMC’s Corporate Governance and Nominating Committee charter. Shareholders may also recommend individuals for consideration as director candidates, as described in EMC’s Corporate Governance Guidelines.

The Board will continue to assess the effects of a majority voting standard in the context of the best corporate governance practices for EMC and its shareholders. In light of EMC’s current policies and the current legal status of majority voting, the Board of Directors believes that it is not in the best interests of EMC or its shareholders to make any additional changes to the process for election of directors at this time.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

PROPOSAL 4

SHAREHOLDER PROPOSAL

The United Brotherhood of Carpenters Pension Fund has proposed the adoption of the following vote at the Annual Meeting and has furnished the following statement in support of the proposal. The shareholder’s address is 101 Constitution Avenue, N.W., Washington, DC 20001. The shareholder has represented to EMC that it held approximately 39,800 shares of Common Stock as of November 9, 2005. If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

Pay-for-Superior-Performance Proposal

Resolved: That the shareholders of EMC Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.                The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.                The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.                Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

EMC’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4

Your Board of Directors opposes this proposal because it is too restrictive, unnecessary and not in the best interests of EMC or its shareholders.

The Board of Directors and the Compensation Committee strongly support the concept of performance-based executive compensation and have designed a compensation program that ties a significant portion of senior executives’ compensation to achievement of challenging performance goals. The Board and the Compensation Committee require flexibility to design senior executive compensation based on a number of different measures, incentives and objectives, including operational and strategic objectives. Superior performance is multifaceted and should not be limited to financial or stock price performance criteria benchmarked against peer group performance, as requested by this proposal.

The report of the Compensation Committee included in this Proxy Statement describes the principles that guide the Compensation Committee in setting executive compensation. The Compensation Committee and the Board believe that retaining exceptional executives and incentivizing these individuals to achieve EMC’s financial, operational and strategic objectives are important goals of EMC’s executive compensation program. To achieve these goals, the Compensation Committee utilizes a variety of tools.

The cash bonus award portion of EMC’s executive compensation is based on performance criteria, with goals and weights assigned to them varying among executives depending on such individual’s role and responsibilities. Cash bonus goals are designed to challenge executives to achieve certain Company-wide, business unit or individual goals. Certain bonus opportunities in 2005 were designed to reward superior performance by providing for upside for exceeding the goal, with no payment unless a threshold percentage of the goal was achieved. We believe this aligns our executive officers’ interests with EMC’s interests, and motivates our executive officers to meet their goals and ensure that EMC meets its financial, operational and strategic objectives.

The long-term equity incentive portion of executive compensation represents a significant portion of total compensation and is typically made up of two components: (a) stock options, which typically are granted at fair market value with five-year vesting; and (b) restricted stock, which typically contains challenging performance requirements and multi-year restrictions. In 2005, the Compensation Committee extensively reviewed and discussed performance-based compensation for executives with the assistance of the Compensation Committee’s independent compensation consultant. As a result of this review, and to continue to enhance the performance elements of the compensation program, the Compensation Committee awarded performance shares to a number of senior executives. The performance shares are awards of restricted stock that vest only upon achievement of established performance targets.

The Compensation Committee and the Board believe that each component of the long-term equity incentive portion of senior executive compensation is inherently performance-based. In the case of options, the economic benefit conferred on the grantee is tied to the increase in value of EMC stock subsequent to the grant date, and for the vast majority of grants of restricted stock, the attainment of specific performance goals. In this manner, the long-term equity incentive portion of executive compensation focuses executive efforts on Company performance.

EMC’s executive compensation program is targeted to achieving superior performance, as well as retaining and incentivizing executives. The Compensation Committee requires flexibility to design senior executive compensation. Therefore, the Board believes this proposal is too restrictive and unnecessary.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

PROPOSAL 5

SHAREHOLDER PROPOSAL

John Chevedden, acting as proxy for William Steiner, has proposed the adoption of the following vote at the Annual Meeting and has furnished the following statement in support of the proposal. The shareholder’s address is 112 Abbottsford Gate, Piermont, NY 10968. The shareholder has represented to EMC that it held 7,200 shares of Common Stock as of November 14, 2005. If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

5—Elect Each Director Annually

RESOLVED:  Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt annual election of each director. This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if practicable.

66% Yes—Vote

Thirty-three (33) shareholder proposals on this topic won an impressive 66% average yes-vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•       The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company “D” in Accounting.

•       The chairman of our key Audit Committee had 14-years director tenure—Independence concern.

•       Two of our directors had non-director links to our company—Independence concern.

•       Annual CEO pay was $10 million.

•       We were allowed to vote on individual directors only once in 3-years—Accountability concern.

•       Our directors can be elected with only one yes-vote from our 2.4 billion shares under our plurality voting.

•       Cumulative voting was not allowed.

•       We needed a 85% vote to call a Special Meeting

The less-than-best practices above reinforce the reason to take one step forward now and adopt annual election of each director.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

“Take on the Street” by Arthur Levitt

Elect Each Director Annually
Yes on 5

EMC’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5

Your Board of Directors opposes this proposal because it is not in the best interests of EMC or its shareholders.

EMC’s Corporate Governance and Nominating Committee and Board regularly examine various aspects of our corporate governance, including the appropriateness of maintaining a classified board. The Corporate Governance and Nominating Committee and Board have determined that it is in the best interests of EMC and its shareholders to maintain a classified board at this point in time for the reasons set forth below.

The Board believes that a classified board provides stability and continuity, enabling directors to better maintain and act upon a long-term view of the company. In particular, a classified board structure ensures that at any time, no fewer than two-thirds of the directors will have had prior experience and familiarity with EMC’s business and industry, and we believe this is beneficial for long-term strategic planning. We believe this also results in better retention of directors.

Under a provision of Massachusetts state law that was reaffirmed in 2004, there is a presumption in favor of a classified board for publicly-held companies that are incorporated in Massachusetts, such as EMC. The Board agrees with the legislative presumption that the takeover and other protections afforded by this state law are important to maintain the continued economic well-being of Massachusetts businesses, and believes that EMC and its shareholders benefit from the protection against an unfavorable takeover provided by a classified board. Absent a classified board, a potential acquiror could gain control of EMC by replacing a majority of the Board with its own slate of nominees at a single annual meeting and without paying any premium to EMC’s shareholders. In light of the rapidly consolidating industry in which EMC participates, the Board believes that it is inconsistent with its fiduciary obligations to eliminate an important tool for preserving its ability to negotiate the best results for shareholders in a takeover situation.

The classified board structure enables the Corporate Governance and Nominating Committee to engage in a more meaningful assessment of nominees since fewer directorship positions are up for election each year. Moreover, the classified board structure does not reduce director accountability to shareholders, since directors owe a fiduciary obligation to shareholders irrespective of when or how often they are subject to re-election. In fact, EMC’s Board has demonstrated a high degree of accountability to shareholders by, among other things, engaging in an annual evaluation process for the Board, certain Committees and individual directors, dialoguing with shareholders, pro-actively addressing corporate governance issues and voluntarily adopting corporate governance policies that benefit EMC and its shareholders. See “Corporate Governance” in this Proxy Statement.

We believe the governance concern raised by the proponent regarding EMC’s rating in accounting by The Corporate Library is misleading. EMC received an overall grade of “B” from The Corporate Library and a 91% “best practices” compliance score. The rating in accounting to which the proponent refers is not an indication of poor performance but rather an indication that further research may be warranted due to certain year-over-year changes and special charges.

The Board of Directors is fully committed to good corporate governance and will continue to review and determine on a periodic basis whether it is in the current best interests of EMC and its shareholders to maintain a classified board. In the current environment, because a classified board structure affords stability and continuity as well as significant protection against an unfavorable takeover offer, we believe that changing this structure would be undesirable.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

PROPOSAL 6

SHAREHOLDER PROPOSAL

The New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System have proposed the adoption of the following vote at the Annual Meeting and have furnished the following statement in support of the proposal. The address of each shareholder is 1 Centre Street, New York, NY 10007. The shareholders have represented to EMC that they held an aggregate of 7,635,172 shares of Common Stock as of October 24, 2005. If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

Creation of an Independent Audit Committee

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds

WHEREAS, the protection of shareholder value through adequate internal financial controls is among the most important duties of the corporation’s board of directors. We believe that effective performance of this duty can be achieved best through an Audit Committee (the “Committee”) composed solely of independent directors;

WHEREAS, we believe that the primary functions of the Committee should be: to employ independent public accountants to audit the books of account, accounting procedures and financial statements of the corporation; to receive and review the reports and comments of the corporation’s internal auditors and of the independent public accountants and to review the adequacy of the system of internal financial controls; and to provide a direct channel of communication to the board for the independent public accountants, internal auditors, and, when needed, the finance and compliance officers, and the general counsel.

NOW THEREFORE, BE IT RESOLVED, the shareholders request the board to amend the Committee charter to specify that the Committee be composed solely of independent directors as defined below. The charter should also specify (a) how to select a new independent Committee member if a current member ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance with the policy is excused if no independent director is available and willing to serve on the Committee.

BE IT FURTHER RESOLVED, a director will be considered independent if he/she is someone whose only nontrivial professional, familial or financial connection to the corporation, its chairman or its executive officers is his/her directorship, and who also:

(1) is not or has not been, or whose relative is or in the past 5 years has not been, employed by the corporation or employed by, or a director of, an affiliate; and

(2) complies with Sections (b)-(h) of the Council of Institutional Investors Definition of Director Independence as found on its website at:

http://www.cii.org/policies/ind_dir_defn.htm

EMC’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 6

Your Board of Directors opposes this proposal because it is too restrictive, unnecessary and not in the best interests of EMC or its shareholders.

The Board agrees that it is critical for all the Audit Committee members to be independent directors but disagrees with the proponent’s view of how “independence” should be defined. All members of EMC’s Audit Committee are independent directors in accordance with all relevant legislation and listing standards applicable to EMC. In addition, all Audit Committee members are independent under the categorical standards voluntarily adopted by the Board, which expand upon the prohibited relationships set forth in the corporate governance rules of the New York Stock Exchange (the “NYSE Rules”). These categorical standards can be viewed at www.emc.com/about/governance.

The standard of independence presented in this proposal for Audit Committee members would bar Audit Committee service by highly qualified directors who lack any material relationship to EMC or its management. The proposed standard goes well beyond the above-referenced requirements and expands upon prohibited relationships in ways that the Board believes have no bearing on the ability of Audit Committee members to make objective judgments. For example, the proposal contains a flat prohibition on a director having had any prior employment with EMC, regardless of the number of years that have elapsed since termination of his or her employment. The Board should retain discretion to determine whether an individual who worked for EMC years ago could make significant contributions. This need for discretion is recognized in not only the NYSE Rules, but also in the definitions of director independence adopted by the Council of Institutional Shareholders and Institutional Shareholder Services. The Board believes that the expanded prohibited relationships covered by the proposal would unduly restrict EMC’s eligible pool of directors for the Audit Committee and therefore limit the Board’s flexibility in selecting the most qualified directors for each committee.

In its determination of independence for all Board members, including Audit Committee members, the Board carefully considers all relevant facts and circumstances, including a director’s business and other relationships and prior employment with EMC. The Board currently makes independence determinations in accordance with the NYSE Rules and EMC’s categorical standards of independence, which require the Board to make an affirmative finding of independence under all the circumstances. The Board believes these are appropriate standards to apply in order to effectively determine a director’s independence. Therefore, the Board believes that amending the Audit Committee’s charter to include a more stringent definition of independence for Audit Committee members as set forth in the proposal is too restrictive and unnecessary.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of Common Stock owned on March 1, 2006 (i) by each person who is known by EMC to own beneficially more than 5% of the Common Stock, (ii) by each of EMC’s directors and nominees for director, (iii) by each of the Named Executive Officers (as defined below) and (iv) by all directors and executive officers of EMC as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares
Michael W. Brown	0	**
Michael J. Cronin(2)	140,000	**
Gail Deegan(3)*	113,500	**
John R. Egan(4)	2,280,594	**
W. Paul Fitzgerald(5)	719,208	**
David I. Goulden(6)	1,243,774	**
Olli-Pekka Kallasvuo*	60,000	**
Windle B. Priem(7)*	210,000	**
Michael C. Ruettgers(8)	8,913,553	**
David N. Strohm(9)	697,176	**
William J. Teuber, Jr.(10)	2,249,238	**
Joseph M. Tucci(11)	7,505,301	**
David B. Wright(12)	3,415,449	**
Alfred M. Zeien(13)*	200,000	**
All directors and executive officers as a group (20 persons)(14)	30,896,001	1.3%

*           Nominee for director

**             Less than 1%

(1)          Except as otherwise noted, all persons have sole voting and investment power with respect to their shares. All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table.

(2)          Mr. Cronin is deemed to own 110,000 of these shares by virtue of options to purchase these shares.

(3)          Ms. Deegan is deemed to own 70,000 of these shares by virtue of options to purchase these shares.

(4)          Mr. Egan is deemed to own 70,000 of these shares by virtue of options to purchase these shares.

(5)          Mr. Fitzgerald is deemed to own 270,000 of these shares by virtue of options to purchase these shares.

(6)          Mr. Goulden is deemed to own 670,000 of these shares by virtue of options to purchase these shares.

(7)          Mr. Priem is deemed to own 70,000 of these shares by virtue of options to purchase these shares.

(8)          Mr. Ruettgers is deemed to own 6,165,265 of these shares by virtue of options to purchase these shares. Excludes 50,000 shares held in the Ruettgers Family Charitable Foundation, as to which Mr. Ruettgers disclaims beneficial ownership.

(9)          Mr. Strohm is deemed to own 61,200 of these shares by virtue of options to purchase these shares.

(10)   Mr. Teuber is deemed to own 1,335,000 of these shares by virtue of options to purchase these shares.

(11)   Mr. Tucci is deemed to own 5,322,000 of these shares by virtue of options to purchase these shares.

(12)   Mr. Wright is deemed to own 3,029,997 of these shares by virtue of options to purchase these shares.

(13)   Mr. Zeien is deemed to own 165,000 of these shares by virtue of options to purchase these shares.

(14)   Includes 18,552,964 shares of Common Stock beneficially owned by all executive officers and directors as a group by virtue of options to purchase these shares. Excludes shares as to which such individuals have disclaimed beneficial ownership.

The address of all persons listed above is c/o EMC Corporation, 176 South Street, Hopkinton, Massachusetts 01748.

COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation received by EMC’s Chief Executive Officer and the next four most highly paid executive officers in 2005 (collectively, the “Named Executive Officers”) for the three fiscal years ended December 31, 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Year		Salary($)	Bonus($)(1)	Other Annual Compensation($)(2)		Restricted Stock Awards($)(3)	Securities Underlying Options (#)		All Other Compensation($)
Joseph M. Tucci(4)	2005		1,000,000	2,158,303	189,268	(5)	22,768,000	700,000		3,000	(7)
Chairman, President	2004		1,000,000	1,880,557	147,921	(5)	4,369,000	1,120,000		3,000	(7)
and Chief Executive	2003		1,000,000	1,712,500	121,007	(5)	3,690,400	1,195,000	(6)	3,000	(7)
Officer
Michael C. Ruettgers(8)	2005		500,000	1,207,440	—		—	560,000		3,000	(7)
Former Chairman of	2004		500,000	859,038	107,508	(9)	1,799,000	560,000		3,000	(7)
the Board of Directors	2003		850,000	1,360,000	165,364	(9)	1,845,200	560,000		3,000	(7)
David B. Wright	2005		650,000	794,359	—		3,379,625	400,000		3,000	(7)
Executive Vice	2004		650,000	773,500	—		899,500	400,000		3,000	(7)
President, Strategic	2003	(10)	132,500	108,333	—		1,292,000	400,000		2,600,000	(11)
Alliances and
Global Accounts
William J. Teuber, Jr.	2005		600,000	653,100	—		7,545,757	400,000		3,000	(7)
Executive Vice	2004		600,000	595,000	—		1,927,500	400,000		3,000	(7)
President and Chief	2003		600,000	700,000	—		1,977,000	400,000		3,000	(7)
Financial Officer
David I. Goulden	2005		550,000	630,056	—		6,019,876	400,000		3,000	(7)
Executive Vice	2004		550,000	575,000	—		1,285,000	400,000		3,000	(7)
President, Customer	2003		550,000	750,000	—		1,318,000	400,000		3,000	(7)
Operations

(1)    Includes bonuses earned in year of service regardless of when paid. Includes amounts earned by certain Named Executive Officers in 2005 but deferred pursuant to elections they made under the EMC Corporation Executive Deferred Compensation Retirement Plan. EMC does not match any deferred amounts or otherwise make any contributions to the accounts of such executives under the plan.

(2)    Value of amounts disclosed is based upon aggregate incremental cost to EMC.

(3)    Represents the value of restricted stock awards on the date of grant. The restricted stock awards were granted under the EMC Corporation 2003 Stock Plan. Under the awards, shares of restricted stock are subject to certain restrictions on transfer and forfeiture upon certain events. The restricted stock awards are entitled to dividends, if and when declared by the Board. The number and value (based on the closing price of Common Stock on the last trading day of 2005, December 30, 2005, which was $13.62) of the aggregated holdings of restricted stock for each of the Named Executive Officers for which the restrictions on transfer and forfeiture have not lapsed as of December 31, 2005 are as follows: Mr. Tucci – 2,151,666 and $29,305,691; Mr. Ruettgers – 233,333 and $3,177,995; Mr. Wright – 374,166 and $5,096,141; Mr. Teuber – 780,819 and $10,634,755 and Mr. Goulden – 590,803 and $8,046,737.

Awards of restricted stock made to the Named Executive Officers include stock awards we refer to as performance shares and EPS Shares.

Performance Shares

The restrictions on transfer and forfeiture with respect to these awards will lapse in the event that a three-year cumulative earnings per share target (the “Performance Goal”) has been met. Certain of these performance shares were designated Target Shares, and certain others were designated Overachievement Shares. The Target Shares will vest in 2009 if the Performance Goal is met. If earnings per share equal or exceed (i) 90.9% of the Performance Goal, 50% of the Target Shares will vest, (ii) 94.2% of the Performance Goal, 75% of the Target Shares will vest or (iii) 100% of the Performance Goal, 100% off the Target Shares will vest. If earnings per share equal or exceed 106% of the Performance Goal and the holder is continuously employed by the Corporation through January 2010, the Overachievement Shares will also vest. If the targets and conditions set forth above are not achieved, the performance shares awarded in December 2005 will be forfeited.

In the event of a change in control prior to January 2010, any performance shares that are unvested will no longer be subject to the Performance Goal and will vest in January 2009 if the Named Executive Officer remains continuously employed by EMC until such time. Each Named Executive Officer must also be continuously employed by EMC until January 2010 to receive the Overachievement Shares. However, if, following a change in control, a Named Executive Officer’s employment is terminated by EMC without cause or by such executive for good reason, in either case prior to January 2009, all performance shares held by such executive will accelerate as of the date of such termination.

On December 5, 2005, Messrs. Tucci, Wright, Teuber and Goulden were granted 1,000,000, 150,000, 300,000 and 250,000 Target Shares, respectively, plus Overachievement Shares equal to 25% of the number of Target Shares awarded to each such executive. The dollar values of the 2005 awards of performance shares set forth above are based on the closing price of the Common Stock on the date of grant, which was $14.23.

EPS Shares

The restrictions on transfer and forfeiture with respect to these awards lapse on the fifth anniversary of the date of grant; in the event certain earnings per share targets are met, the restrictions lapse ratably over three years (“EPS Shares”). In the event of a change in control, the restrictions on transfer and forfeiture for the EPS Shares will lapse. The earnings per share targets may vary based on the year in which the EPS Shares were granted. On December 5, 2005, Messrs. Tucci, Wright, Teuber and Goulden were granted 350,000, 50,000, 150,000 and 100,000 EPS Shares, respectively. The dollar values of the EPS Shares granted in 2005 set forth above are based on the closing price of the Common Stock on the date of grant, which was $14.23. On October 28, 2004, Messrs. Tucci, Ruettgers, Wright, Teuber and Goulden were granted 340,000, 140,000, 70,000, 150,000 and 100,000 EPS Shares, respectively. The dollar values of the EPS Shares granted in 2004 set forth above are based on the closing price of the Common Stock on the date of grant, which was $12.85. On October 23, 2003, Messrs. Tucci, Ruettgers, Teuber and Goulden were granted 280,000, 140,000, 150,000 and 100,000 EPS Shares, respectively. The dollar values of the EPS Shares granted in 2003 set forth above are based on the closing price of the Common Stock on the date of grant, which was $13.18. On October 20, 2003, Mr. Wright was granted 100,000 EPS Shares. The dollar value of Mr. Wright’s EPS Shares granted in 2003 set forth above is based on the closing price of the Common Stock on the date of grant, which was $12.92.

(4)    Mr. Tucci became Chairman of the Board of Directors of EMC on January 1, 2006.

(5)    Includes the amounts of $167,068 in 2005, $128,442 in 2004 and $110,757 in 2003 for personal use of EMC-owned aircraft.

(6)    Includes options granted on January 24, 2003 to purchase 75,000 shares of Common Stock, which were exercised. Such shares of Common Stock were subject to certain restrictions on transfer and repurchase by EMC that lapsed ratably over three years.

(7)    Represents the amount paid to such executive’s account in the EMC Corporation 401(k) Savings Plan.

(8)    Mr. Ruettgers resigned from the EMC Board of Directors effective December 31, 2005.

(9)    Includes the amounts of $107,508 in 2004 and $158,164 in 2003 for personal use of EMC-owned aircraft.

(10)  Mr. Wright joined EMC on October 20, 2003.

(11)  Represents the amount paid upon consummation of EMC’s acquisition of LEGATO Systems, Inc. on October 20, 2003 pursuant to Mr. Wright’s employment agreement with EMC. Such employment agreement became effective upon consummation of the acquisition and superseded Mr. Wright’s LEGATO employment agreement and retention bonus agreement.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on option grants in the fiscal year ended December 31, 2005 to the Named Executive Officers.

	Individual Grants
			Percent of
			Total Options		Market
	Number		Granted to		Price per
	of Options		Employees	Exercise	Share on		Grant Date Value
Name	Granted in 2005(1)		in Fiscal Year(1)	Price per Share	Date of Grant	Expiration Date	Grant Date Present Value(2)
Joseph M. Tucci(3)	700,000	(4)(5)	1.36%	$14.49	$14.49	7/22/15	$3,717,207
Michael C. Ruettgers(3)	560,000	(4)(5)	1.09%	$14.49	$14.49	7/22/15	$2,973,765
David B. Wright	400,000	(4)(5)	0.78%	$14.49	$14.49	7/22/15	$2,124,118
William J. Teuber, Jr.	400,000	(4)(5)	0.78%	$14.49	$14.49	7/22/15	$2,124,118
David I. Goulden	400,000	(4)(5)	0.78%	$14.49	$14.49	7/22/15	$2,124,118

(1)    EMC granted options representing an aggregate of 51,412,206 shares of Common Stock to approximately 16,845 employees of EMC and its subsidiaries in 2005.

(2)    The estimated grant date present value has been calculated using a Black-Scholes option-pricing model with the following material assumptions: (i) a risk-free interest rate of 4.02% (at July 22, 2005), (ii) expected volatility of 40%, (iii) an expected life of 4 years and (iv) no dividend yield.

(3)    Certain of the options granted to Messrs. Ruettgers and Tucci are transferable to “immediate family members,” as defined in, and pursuant to the terms and conditions of, the grants of such options.

(4)    The options are exercisable in annual increments of 20% over a five-year period. The vesting of the options may accelerate upon the occurrence of certain events pursuant to change-in-control arrangements between the Named Executive Officers and EMC, as described on page 24.

(5)    The term of each such option grant is ten years from the date of grant, which was July 22, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in 2005 by the Named Executive Officers and the value of such officers’ unexercised options at December 31, 2005.

	Number of Shares Acquired		Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	on Exercise	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph M. Tucci	—	$—	4,242,000	4,548,000	$10,715,600	$8,389,600
Michael C. Ruettgers	450,000	$5,498,925	5,681,612	2,744,000	$22,897,607	$4,827,800
David B. Wright	—	$—	3,029,997	960,000	$12,666,028	$414,400
William J. Teuber, Jr.	—	$—	1,135,000	1,540,000	$3,276,800	$2,737,200
David I. Goulden	170,000	$1,096,500	670,000	1,360,000	$2,677,600	$2,720,000

(1)    In accordance with the rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $13.62 per share, the closing price of the Common Stock as reported on the NYSE on December 30, 2005, the last trading day of 2005.

CHANGE IN CONTROL ARRANGEMENTS

EMC has agreements with each Named Executive Officer providing for certain benefits in the event that such executive’s employment is terminated (1) within 24 months after a “change in control” (as defined in the agreements) of EMC or (2) during a “potential change in control period” (as defined in the agreement), in either case, by EMC (or any successor) without “cause” (as defined in the agreement) or by such executive for “good reason” (as defined in the agreement). A “change in control” includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 25% or more of the outstanding Common Stock. Subject to the terms and conditions of the agreement, in the event of a change in control, each Named Executive Officer is entitled to: (i) an amount equal to three times the sum of the executive’s then current annualized base salary and target annual bonus, (ii) the executive’s prorated bonus for the year, and (iii) the continuation of life, disability, accident and health insurance benefits for the executive and his dependents for up to 36 months following such termination. In addition, EMC will make “gross up” payments to the executives if any payments or benefits to be made under the agreements are subject to excise tax.

In addition, subject to the terms and conditions of the agreements, all equity awards (other than performance shares) granted to each Named Executive Officer shall become immediately vested and exercisable in connection with a change in control. In the event of a change in control prior to January 2010, any performance shares that are unvested will no longer be subject to the Performance Goal and will vest in January 2009 if the Named Executive Officer remains continuously employed by EMC until such time. Each Named Executive Officer must also be continuously employed by EMC until January 2010 to receive the Overachievement Shares. However, if, following a change in control, a Named Executive Officer’s employment is terminated by EMC without cause or by such executive for good reason, in either case prior to January 2009, all performance shares held by such executive will accelerate as of the date of such termination.

Pursuant to these agreements, in the event of a change in control, each Named Executive Officer agrees to continue his employment with EMC until the earliest of (i) six (6) months from the beginning of a potential change in control period, (ii) the date of a change in control, (iii) the date of termination of the executive’s employment by the executive for good reason or by reason of death, disability or retirement, or (iv) the termination of employment by EMC for any reason.

Each agreement was automatically extended as of June 30, 2005 for one year, and remains subject to additional automatic extensions thereafter unless notice is given of EMC’s or the executive’s intention not to extend the term of the agreement on or by September 30 of the preceding year; provided, however, that the agreements continue in effect for 24 months following a change in control that occurs during the term of the agreements. Except as otherwise provided in the agreements, either EMC or any executive may terminate such executive’s employment at any time. Each agreement terminates if either party terminates the executive’s employment before a change in control.

SEVERANCE ARRANGEMENTS

EMC has an arrangement with David I. Goulden providing for certain benefits in the event that his employment is terminated by EMC involuntarily and without cause. Mr. Goulden would be entitled to receive for one year after the date of termination (i) payments of base salary and target bonus, and (ii) continued participation in EMC’s benefit programs.

EMC also has an arrangement with David B. Wright providing for certain benefits in the event that his employment is terminated by EMC involuntarily and without cause, there is a material reduction in his duties or pay, or he leaves EMC by mutual agreement. Mr. Wright would be entitled to receive for one year after the date of termination (i) payments of base salary, (ii) continued participation in EMC’s benefit programs, and (iii) subject to the terms of the applicable equity plans and agreements, continued vesting of stock options and restricted stock. Mr. Wright would also be entitled to continued participation in EMC’s group health plan for an additional year after such period.

EMPLOYMENT ARRANGEMENT

Mr. Ruettgers resigned as Chairman of the Board effective December 31, 2005. Mr. Ruettgers remains employed by EMC as Senior Advisor pursuant to an employment arrangement effective January 1, 2006, with an annual salary of $300,000. The  employment arrangement extends through December 31, 2007, subject to earlier termination by either party upon thirty days prior written notice.

Notwithstanding anything to the contrary set forth in any of the EMC’s filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the following report, the Stock Price Performance Graph on page 34 and the Audit Committee report on page 36 shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee sets EMC’s executive compensation philosophy and objectives, recommends compensation for non-management Directors, sets the compensation of the Chairman and Chief Executive Officer, reviews and approves the compensation of the other executive officers and monitors all general compensation programs. Each member of the Compensation Committee is an “independent director” (as defined in the Corporate Governance Listing Standards of the NYSE). The Compensation Committee held fifteen meetings in 2005.

Executive Compensation Philosophy

The goals of EMC’s executive compensation program are to attract, retain and develop exceptional executives, incentivize these individuals to achieve EMC’s strategic and financial goals, reward superior performance and align the interests of our executives with our shareholders.

To achieve these objectives, we believe that EMC’s executive compensation program should:

•       be closely linked to and deliver differentiated pay opportunities based on EMC and individual performance;

•       provide the appropriate mix of fixed and at-risk compensation (with a substantial majority of an executive officer’s compensation being at-risk) and short and long-term incentives, and that such mix should vary for each executive based on his or her role and responsibilities, thus providing significant opportunities for superior performance and significant downside risk if performance goals are not achieved;

•       have incentives based on a broad range of challenging financial, operational, strategic and other goals;

•       have a significant equity component;

•       have guidelines requiring executives to own a significant equity interest in EMC;

•       be competitive with the compensation of other leading employers with whom EMC competes for executive talent;

•       be clearly communicated to executive participants, shareholders and other key stakeholders; and

•       be aligned with the interests of executive participants, shareholders and other key stakeholders.

For each executive compensation package, we use a combination of compensation elements, including base salary, cash bonuses and equity incentives, to accomplish the objectives set forth above.

Annual Compensation Review

Prior to setting compensation for the following year, we conduct a full review of EMC’s executive compensation program, including an analysis of, and extensive discussion regarding, all components of compensation for the Named Executive Officers. We conduct this review to ensure that our executive compensation policies and programs remain appropriate with respect to evolving business needs, best compensation practices and leading corporate governance principles.

Our review of all components of compensation for the Named Executive Officers includes salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the company of all perquisites and other personal benefits, the earnings and account balances under our deferred compensation retirement plan and the actual projected payout obligations under several potential severance and change-in-control scenarios.

As we review and develop the compensation program each year, one of the many other factors we consider is a comprehensive report from an independent compensation consultant. In 2005, the Compensation Committee again retained a top ranking independent consulting firm that reported directly to us to prepare the report. The report compared EMC’s executive compensation program, including base salary, incentive bonus programs, equity programs, benefits and perquisites, short and long-term stock price appreciation and other corporate performance measures, to a peer group of publicly traded high technology companies (the “Compensation Peer Group”) and broader market survey information. The report also included a review of compensation methodologies, competitive practices, best practices and trends.  While we review the data and consider how our executive compensation packages and individual elements thereof compare to those of the Compensation Peer Group, we generally do not target EMC executive compensation at any particular percentile of the companies in this group.

We annually review and approve the selection of companies for the Compensation Peer Group. This group varies from year to year based upon changes in EMC’s business and industry. It is generally comprised of leading high technology companies that are comparable to EMC in terms of technological innovation and risk, revenues, workforce size or historical growth rate. These companies are not necessarily limited to the markets in which EMC does business. Most of the companies in the Compensation Peer Group for 2005 are included in the S&P 500 Information Technology Sector Index, used in the Stock Price Performance Graph on page 34. For 2005, this group was comprised of 24 companies with median revenue for fiscal year 2004 of $10.7 billion. We also utilized a peer group of software companies in the assessment of compensation practices for the EMC Software Group division. The software peer group was comprised of 20 companies with median revenue for fiscal year 2004 of $1.2 billion.

As part of our review, when we consider any component of Named Executive Officer total compensation, the aggregate amounts and mix of all the components are taken into consideration. During 2005, we also reviewed, together with our independent compensation consultant, tally sheets for the Named Executive Officers setting forth the value of all components of compensation.

Based on our review in 2005, the Committee found the total aggregate compensation (including potential payouts under the severance and change-in-control scenarios) for each of the Named Executive Officers to be reasonable and appropriate.

Elements of Compensation

The key elements of EMC’s executive compensation are generally base salary, cash bonus and long-term equity incentives. In addition to considering these elements of compensation separately, we also review and consider each executive officer’s complete compensation package to ensure that it meets our executive compensation objectives and to assess its competitiveness.

•       Base Salary

Base salaries for executive officers are determined by evaluating the responsibilities of the position, the experience of the individual, and the competitive marketplace. Base salary adjustments are determined annually by evaluating the factors above and the performance of the executive officer. We maintained executive officers’ base salaries for 2005 at the same levels as 2004 base salaries because we believed that such salaries were appropriate for the mix of compensation elements in the executive officers’ 2005 pay packages and remained competitive.

•       Bonus

Cash bonuses for executive officers are designed to incentivize these individuals to achieve challenging performance goals. Bonuses are based on the achievement of specified EMC, business unit or individual financial, strategic, operational and other performance objectives.

For 2005, executive officers received bonus opportunities based on EMC’s achievement of specified levels of profitability in 2005. They also received other bonus opportunities based on a mix of EMC, business unit and individual financial, strategic, operational and other performance objectives. The Board of Directors established the profitability goals. This Committee established the Chief Executive Officer’s other goals and the Chief Executive Officer established the other goals for the other executive officers. The mix of bonus opportunities, the different types of performance goals and the weights assigned to each of such goals varied among the executive officers, depending on the individual’s role and responsibilities.

Under the 2005 profitability bonus opportunities, actual bonus payments were made based on the extent to which the goals were achieved. We designed the bonus payment structures to reward superior performance by providing for upside opportunity for exceeding the goal, and no payment unless a threshold percentage of the goal was achieved. Accordingly, because EMC surpassed its 2005 profitability goals, the executive officers received bonuses that exceeded their individual bonus targets.

For the other 2005 bonus opportunities, an executive officer’s actual bonus was generally based on achievement of the executive’s goals and EMC’s overall bonus funding level for that bonus opportunity. The overall funding level was based on the extent to which certain EMC financial and strategic objectives were achieved. By utilizing an overall funding level based on EMC performance, we believe that our executive officers’ interests are better aligned with EMC’s interests and that such executives are strongly motivated to meet their goals and to ensure that EMC meets its financial and strategic objectives.

We maintained the executive officers’ total cash bonus target amounts for 2005 at the same levels as 2004 total target amounts because we believed that such cash bonus opportunity amounts were appropriate for the mix of compensation elements in the executive officers’ 2005 pay packages and remained competitive.

For 2005, certain executive officers also received discretionary cash bonuses in recognition of their outstanding individual performances during the year. These bonuses ranged between 2.5% to 8.4% of such executives’ 2005 total target cash compensation. We believe that these bonuses were consistent with our executive compensation objectives.

•       Long-Term Equity Incentives

Long-term equity incentives for executive officers are designed to align the long-term interests of these individuals with that of EMC’s shareholders. Under EMC’s stock plans, we may award incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units. We believe that these different types of equity awards provide us with needed flexibility to design appropriate equity components of the executive officers’ total compensation packages.

In making the equity awards to the executive officers in 2005, we took into account the duties and responsibilities of the individual, individual performance, previous equity awards to such individual, and awards made to individuals in similar positions at companies in the Compensation Peer Group. We also reviewed and considered the value of such equity awards, and the appropriateness of the awards based on the individual’s total compensation package. Consistent with our executive compensation objectives, equity awards represented a significant portion of each executive officer’s total compensation package, though such percentage varied among the executive officers depending on an individual’s role and responsibilities and other target incentive compensation.

During 2005, we granted a combination of stock options and restricted stock to executive officers. We believe that this combination of equity awards promotes executive retention (through substantial vesting periods), incentivizes long-term and annual performance (through vesting upon achievement of specified performance goals), and promotes the creation of shareholder value (through equity awards that increase in value based on EMC Common Stock price appreciation).

Options.   As in prior years, we granted stock options to executive officers. The options generally vest ratably over a five year period, and have an exercise price equal to the closing price of EMC Common Stock on the date of grant.

Restricted Stock.

Performance Shares.   We granted performance shares in July and December of 2005 to executive officers. These shares were an extraordinary grant of performance-based restricted stock, and are intended to drive performance and promote retention. EMC intends for compensation realized upon the vesting of the performance shares to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

We designated a portion of the performance shares granted in December 2005 as Target Shares and a portion of performance shares as Overachievement Shares. The Target Shares will vest in January 2009 and the Overachievement Shares will vest in January 2010 based, in each case, on the achievement of a specified three-year cumulative earnings per share target and continued employment. If earnings per share equal or exceed (i) 90.9% of the target, 50% of the Target Shares will vest, (ii) 94.2% of the target, 75% of the Target Shares will vest or (iii) 100% of the target, 100% of the Target Shares will vest. If earnings per share equal or exceed 106% of the target and the holder is continuously employed by the Corporation through January 2010, the Overachievement Shares will also vest. The performance shares granted in July 2005 will vest on the first and the third anniversary of the grant date in the event that specified cumulative earnings per share targets are achieved. With respect to the performance shares granted in each of July and December 2005, if the determination of achievement of earnings per share would be affected by specified events the Committee will disregard these events in determining achievement of the target. The Committee may also disregard events that increase earnings per share.

Of the total shares of restricted stock awarded to executive officers in 2005, approximately 69% are performance shares. If the applicable targets are not achieved, the performance shares will be forfeited.

Other Awards.   We also granted other awards of restricted stock with various vesting terms to executive officers. Some of these awards vest on the fifth anniversary of the date of grant, subject to accelerated vesting over a three or four-year period if specified annual performance goals are met. Generally, we have used EMC annual earnings per share targets for these performance goals, although in certain circumstances we have also linked accelerated vesting to other performance measures. The remaining awards vest pro-rata on the first three anniversaries of the date of grant. Of the total shares of restricted stock awarded in 2005 to executive officers, approximately 30% have performance acceleration features and approximately 1% have time-based vesting conditions only, each as described above.

In January 2006, based on EMC’s 2005 performance, including achievement of specified targets under certain restricted stock awards, we determined that an aggregate of 940,845 shares of restricted stock under awards previously granted to executive officers would vest.

Long-Term Equity Considerations.   In granting equity awards, we also consider the total number of awards granted in a calendar year, the total number of shares under equity awards outstanding and their overall retentive value, the shares reserved for future grant, and the overall equity plan expense. In 2005, options to purchase an aggregate of approximately 39,311,100 shares, or approximately 1.6% of the total number of shares of Common Stock outstanding as of December 31, 2005, were granted, net of cancellations, to EMC employees. In 2005, awards of an aggregate of approximately 20,191,800 shares of restricted stock, including performance shares and restricted stock units, were granted to EMC employees. As of December 31, 2005, the total number of shares subject to outstanding options plus the shares available for future grant under EMC’s stock plans was approximately 385,783,290, or approximately 16.2% of the number of shares of Common Stock outstanding. As of that date, approximately 63.4% of the outstanding options held by employees were “in-the-money,” i.e., the closing price on that date exceeded the exercise price of the option, which we believe provides the opportunity for significant retentive value for employees.

We further believe that EMC’s equity program should be broad-based in order to promote retention of and incentivize performance from employees at all levels of the Company. Accordingly, during the past three fiscal years, we granted approximately 75% of the total number of shares under all stock awards to employees below the Senior Vice President level, and approximately 25% to employees at the level of Senior Vice President and above (a group of 33 individuals on average during such period). Approximately 83% of current EMC employees hold one or more stock awards. We believe that stock awards will help drive superior performance by these individuals and will more closely align the interests of employees and shareholders.

•       Other

Retirement and Other Benefits.   Generally, executive officers have the same retirement savings opportunities as other employees. Executive officers participate in the EMC Corporation 401(k) Savings Plan and receive EMC matching contributions on the same basis as other EMC employees. Such matching contributions do not exceed $3,000 per year for any individual. In addition, all participants in the 2003

Stock Plan, including executive officers, are eligible to receive equity awards which, subject to certain terms and conditions established by us, may continue to vest and remain exercisable following the participant’s retirement (as defined in the 2003 Stock Plan). In addition, in connection with its acquisition of Data General in 1999, EMC assumed certain retirement plans covering certain former Data General employees. None of the Named Executive Officers are participants in any of these acquired plans. Except as described in this paragraph, EMC does not maintain or fund any retirement plans, and does not provide any retiree health benefits.

Executive officers are also eligible to receive medical and other benefits that are generally available to other EMC employees, including participation in EMC’s employee stock purchase plan.

Deferred Compensation Plan.   EMC maintains a non-qualified deferred compensation plan pursuant to which certain employees, including the executive officers, may elect to defer the receipt of their cash bonuses and gain from EMC stock options or portions thereof. The deferred amounts (other than the stock option gains) are deemed invested in the investment funds selected by such participants from the various funds available under the plan. The available funds are generally the same funds that are available under the EMC Corporation 401(k) Savings Plan. The stock option gains are deemed invested in EMC Common Stock only. EMC does not match any deferred amounts or otherwise make any contributions to the accounts of such participants under the plan. In 2005, certain executive officers deferred the receipt of portions of their bonuses. From time to time, we review the deferrals made and the total amounts invested under the plan.

Perquisites.   EMC provides its executive officers with the following limited additional perquisites:

•        Annual allowance for financial planning services.

•        Annual car allowance.

•        Eligibility for physical examinations. This benefit is in addition to medical benefits generally available to other EMC employees.

•        In extremely limited circumstances and where appropriate, certain executives may use EMC-owned aircraft for personal use.

The value of these perquisites is taxable income for the executive officers and the incremental cost to EMC is reflected in the Summary Compensation Table to the extent it exceeds $50,000 for any of the Named Executive Officers.

We reviewed the above perquisites provided by EMC in 2005, and found them to be reasonable and appropriate.

Chief Executive Officer Compensation

For 2005, we designed a compensation package for Mr. Tucci with a mix of fixed and at-risk compensation and short and long-term incentives. As discussed in more detail below, we designed his overall package to ensure that a substantial majority of his compensation was at-risk and tied to long-term EMC performance.

In determining Mr. Tucci’s base salary for 2005, we considered EMC’s financial performance, Mr. Tucci’s individual performance and base salaries of chief executive officers of companies in the

Compensation Peer Group. We decided to maintain Mr. Tucci’s base salary for 2005 at $1.0 million, the same as the 2004 level, because we believed that level of salary was appropriate for the mix of compensation elements in his 2005 pay package and that the salary remained competitive.

For generally the same reasons, we decided to maintain Mr. Tucci’s 2005 total target cash bonus amount at $1.44 million, the same as his 2004 amount. For 2005, $1.08 million, or 75%, of Mr. Tucci’s total cash bonus target amount was from EMC profitability bonus opportunities, with the remaining $360,000, or 25%, from other bonus opportunities. Mr. Tucci was paid an aggregate of $2.158 million in cash bonuses, which exceeded his total cash bonus target amount. The amounts paid over Mr. Tucci’s target level resulted from his profitability bonus, which, as discussed above, exceeded the target amount.

In July 2005, we granted Mr. Tucci a stock option to purchase 700,000 shares, with an exercise price equal to $14.49, the closing price of EMC Common Stock on the grant date. This option becomes exercisable in annual increments of 20% over a five-year period and terminates after ten years. In December 2005, we granted Mr. Tucci 1,250,000 performance shares with the same terms as the performance shares granted in December 2005 to other executive officers as set forth above. 1,000,000 of these performance shares are Target Shares, and 250,000 are Overachievement Shares. Also in December 2005, we granted Mr. Tucci an award of 350,000 shares of restricted stock. These awards vest on the fifth anniversary of the date of grant, subject to accelerated vesting over a three-year period if specified annual performance goals are met. While we did not raise Mr. Tucci’s 2005 total target cash compensation, as discussed above, we increased his long-term equity element primarily with the grant of performance shares. Our objective in weighting Mr. Tucci’s 2005 long-term equity element toward performance shares was to continue to increase the portion of his total compensation package that was at-risk and linked to long-term EMC performance and to promote his retention.

We also reviewed the perquisites and other compensation paid to Mr. Tucci in 2005 and found these amounts to be reasonable and appropriate.

Stock Ownership Guidelines

This Committee along with EMC’s Board of Directors believes that the executive officers should hold a significant equity interest in the Company. EMC has stock ownership guidelines contained within our Corporate Governance Guidelines, which can be found at www.emc.com/about/governance. Under these guidelines, the Chairman and Chief Executive Officer is expected to own shares of Common Stock with a value equal to five times his base salary, the Chief Financial Officer is expected to own shares with a value equal to three times his base salary, and the other Executive Vice Presidents and Senior Vice Presidents reporting directly to the CEO are expected to own shares with a value equal to two times such executive’s base salary, in each case, within a period of time after such person has become subject to the guidelines. We periodically review the holdings of these officers for compliance with these guidelines. During 2005, all of the persons subject to these guidelines were in compliance with them.

Policy on Deductibility of Compensation

Section 162(m) of the Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists solely of “outside directors” (as defined for purposes of Section 162(m)). As noted above, we intend for the compensation realized upon the vesting of the performance shares to qualify as performance-based compensation for purposes of Section 162(m).

The tax impact of any compensation arrangement is one factor to be considered and evaluated in the context of our overall compensation philosophy and goals. We intend to design and implement executive officer compensation programs which will maximize EMC’s tax deduction if we determine that such actions are consistent with our philosophy and in the best interests of EMC and its shareholders. However, from time to time we may award compensation which is not fully deductible if we determine that such compensation is consistent with our philosophy and in the best interests of EMC and its shareholders.

Conclusion

Through the programs described above, we believe that for many years, including 2005, a very significant portion of EMC’s executive compensation has been linked directly to corporate and individual performance. We also believe that the 2005 awards of performance shares, which will be forfeited if the performance targets are not achieved, reflect our focus on leading corporate governance principles, performance-based compensation and shareholder interests. We intend to continue the policy of linking executive compensation to corporate performance and returns to shareholders and to use compensation as a strategic tool to help drive the innovation, growth and profitability of EMC, with the goal of increasing shareholder value over time.

COMPENSATION COMMITTEE
Windle B. Priem, Chair
Michael W. Brown
David N. Strohm
Alfred M. Zeien

STOCK PRICE PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return*
Among EMC Corporation, S&P 500 Index and S&P 500 Information Technology Sector Index

*                    $100 invested on December 31, 2000 in EMC Common Stock, S&P 500 Index and S&P 500 Information Technology Sector Index, including reinvestment of dividends, if any.

Note:  The stock price performance shown on the graph above is not necessarily indicative of future price performance.

	2000	2001	2002	2003	2004	2005
EMC	$100.00	$20.66	$9.44	$19.86	$22.86	$20.94
S&P 500 Index	$100.00	$86.96	$66.64	$84.22	$91.79	$94.55
S&P 500 Information Technology Sector Index	$100.00	$74.00	$46.19	$67.70	$69.14	$69.41

CERTAIN TRANSACTIONS

In 2005, EMC leased certain real estate from Carruth Management LLC (“Carruth”), for which payments aggregated approximately $3,816,000. EMC initially assumed the lease in connection with its acquisition of Data General Corporation in 1999 and renewed it in 2003 for an additional ten-year term. John R. Egan, a Director of EMC, and his siblings are the beneficial owners of Carruth. EMC believes that the terms of this arrangement were fair and not less favorable to EMC than could have been obtained from unaffiliated parties.

In 2005, EMC purchased from Nexaweb Technologies, Inc. (“Nexaweb”) a prepaid license to software products for approximately $3,500,000. John R. Egan, a Director of EMC, is the managing partner and general partner in a limited partnership which is a shareholder of Nexaweb. EMC believes that the terms of this arrangement were fair and not less favorable to EMC than could have been obtained from unaffiliated parties.

From time to time during 2005, EMC paid for the use by a number of EMC employees and Directors of an aircraft owned by Carlisle Holdings LLC (“Carlisle”) for EMC business trips. EMC payments for use of the aircraft aggregated approximately $590,000 in 2005. Michael C. Ruettgers, a current employee and former executive officer and Director of EMC, is the beneficial owner of Carlisle. EMC believes that the terms of this arrangement were fair and not less favorable to EMC than could have been obtained from unaffiliated parties.

EMC is a large global organization which engages in thousands of purchase, sales and other transactions annually. EMC enters into purchase and sales transactions with other privately and publicly-held companies, universities, hospitals and not-for-profit organizations in which members of the Board of Directors or executive officers are executive officers or members of boards of these entities. EMC enters into these arrangements in the ordinary course of its business.

In connection with relocating to the Hopkinton, Massachusetts area, on July 22, 2002, EMC loaned Mark S. Lewis, an executive officer of EMC, $1,200,000 for the purchase of a home. The loan bears interest at a rate of 5% per year. In accordance with the terms of his employment arrangement, on each successive anniversary date of the loan over a three year period, the loan will be forgiven in increments of one-third so long as Mr. Lewis remains an employee of EMC on or prior to such respective anniversary date. In accordance with the above, in 2005 EMC forgave the remaining aggregate principal amount and accrued interest under the loan, or $434,335.

A son-in-law of Joseph M. Tucci, an executive officer and Director of EMC, a brother of David G. DeWalt, an executive officer of EMC, the spouse of Diane Greene, an executive officer of EMC, and a brother, son, daughter and son-in-law of W. Paul Fitzgerald, a Director of EMC, are employed by EMC and each of their compensation exceeds $60,000 annually. None of these employees is an officer of EMC. EMC believes that the annual compensation paid to each of these employees is appropriate and comparable with the compensation paid for similar positions by other leading employers.

John R. Egan, a Director of EMC, is the nephew of W. Paul Fitzgerald, a Director of EMC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in monitoring the integrity of EMC’s financial statements, EMC’s compliance with legal requirements, the qualifications and independence of EMC’s independent auditors, and the performance of EMC’s internal and independent auditors. EMC’s management has primary responsibility for the Company’s financial statements as well as maintaining and monitoring a system of appropriate internal controls. The Audit Committee has five members, each of whom is an “independent director” (as defined in the Corporate Governance Listing Standards of the NYSE) and meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee held 11 meetings in 2005.

The Audit Committee has met and held discussions with management, the head of the internal audit department and EMC’s independent auditors. The Audit Committee discussed with EMC’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of EMC’s internal controls and the overall quality of EMC’s financial reporting. Management has represented to the Audit Committee that EMC’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has met, reviewed and discussed EMC’s audited consolidated balance sheets as of December 31, 2005 and 2004 and consolidated income statements, cash flows and stockholders’ equity for the three years ended December 31, 2005 with EMC’s management and EMC’s independent auditors. The Audit Committee has discussed with EMC’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees.”

The Audit Committee has received and reviewed written disclosures and the letter from EMC’s independent auditors required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees” (concerning matters that may affect an auditor’s independence) and has discussed with EMC’s independent auditors its independence. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to EMC is compatible with the auditors’ independence. See “Independent Registered Public Accounting Firm.”

In 2005, the Audit Committee reviewed and discussed the requirements of, and EMC’s compliance with, Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial accounting.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in EMC’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

AUDIT COMMITTEE

W. Paul Fitzgerald, Chair
Michael J. Cronin
Gail Deegan
Olli-Pekka Kallasvuo
Alfred M. Zeien

CORPORATE GOVERNANCE

EMC’s Board of Directors has adopted policies and procedures that the Board believes are in the best interests of EMC and its shareholders as well as compliant with SEC rules and regulations and the listing standards of the NYSE. In an effort to continually improve EMC’s corporate governance, the Board and its committees periodically review and, as appropriate, revise these policies and procedures and implement other changes. In particular:

•       In October 2005, the Board approved the designation of a Lead Director, effective January 1, 2006. The Lead Director’s responsibilities are set forth in EMC’s Corporate Governance Guidelines and include:

•        Acting as a liaison between the independent Directors and the Chairman, and facilitating discussions among the independent Directors on key issues and concerns outside of Board meetings;

•        In collaboration with the Chairman, setting an appropriate schedule of and standing agenda for Board meetings, as well as preparing agendas for Board meetings;

•        In collaboration with the Compensation Committee, approving Chief Executive Officer (CEO) goals, evaluating CEO performance, setting CEO compensation levels and reviewing CEO succession planning;

•        In collaboration with the Corporate Governance and Nominating Committee, making recommendations to the Board regarding committee members and chairs and overseeing the performance evaluations of the Board, each of the applicable committees and the individual Directors; and

•        Presiding at all meetings of the Board at which the Chairman is not present, including the executive sessions of the “non-management” Directors (as defined in the listing standards of the NYSE) and independent Directors;

•       In October 2005, the Board adopted a majority voting policy for the election of Directors. The policy, as may be amended from time to time, is incorporated in EMC’s Corporate Governance Guidelines. Any nominee for Director in an uncontested election as to whom a majority of the shares that are properly cast at such election are designated to be “withheld” from his or her election shall promptly tender his or her resignation from the Board and all committees thereof following certification of the shareholder vote. The Corporate Governance and Nominating Committee shall assess the appropriateness of such nominee continuing to serve as a Director and shall recommend to the Board the action to be taken with respect to such tendered resignation. Set forth below are procedures of the Board and Corporate Governance and Nominating Committee to be used if such majority voting policy is triggered:

•        In considering the appropriateness of a nominee continuing to serve as a Director, the Corporate Governance and Nominating Committee will act promptly and consider all factors deemed relevant, including any known reasons why shareholders “withheld” votes from the Director, the length of service and qualifications of the Director in question, the Director’s contributions to EMC, the Director’s particular area of expertise or experience and compliance with listing standards;

•        The Board will act on the Corporate Governance and Nominating Committee’s recommendation promptly, but in any event not later than 90 days from the date of the annual or special meeting of shareholders at which the vote occurred. The Board will consider the factors considered by the Corporate Governance and Nominating Committee and any other factors it deems relevant. Such Board action may include acceptance of the tendered resignation, adoption of measures designed to address the issues underlying the “withheld” votes for such Director or rejection of the tendered resignation. Following the Board’s decision, EMC will promptly publicly disclose the Board’s decision and process (including, if applicable, the reasons for rejecting the tendered resignation) in a periodic or current report filed with the Securities and Exchange Commission;

•        To the extent that one or more Director’s resignation is accepted by the Board, the Board will determine whether to fill such vacancy or vacancies or to reduce the size of the Board; and

•        The process described above of determining whether or not to accept a tendered resignation shall be managed by the independent Directors. Further, any Director who tenders his or her resignation pursuant to EMC’s majority voting policy will not participate in the Corporate Governance and Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Corporate Governance and Nominating Committee receive a greater number of votes “withheld” than “for” at the same election, then the independent Directors who are on the Board who did not receive such votes will consider the tendered resignations;

•       The Corporate Governance and Nominating Committee, together with the Lead Director, oversees an evaluation process as follows:

•        each Director annually evaluates the Board as a whole;

•        each member of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Mergers and Acquisitions Committee annually evaluates the committees on which he or she serves;

•        each Director annually prepares an individual self evaluation; and

•        the Board, each of the above committees and each individual Director will develop action plans, if appropriate, based on their evaluations;

•       The Board elected an additional Director, Michael W. Brown, effective as of August 2005, whom the Board determined to be independent (see “Board Independence, Committees and Compensation-Board Independence” below). As a result, eight of the ten members of the Board are independent;

•       The Board believes that Director education is integral to Board and committee performance and effectiveness. The Board’s Director orientation program emphasizes EMC’s business and strategic plans, and includes site visits, presentations and meetings with management. Directors are also expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform their responsibilities as directors;

•       To enable open communications with shareholders and other interested parties, EMC provides various means for persons to contact the non-management Directors and the Audit Committee (see “Communications with the Board” below). The Board strives to provide clear, candid and timely responses to any substantive communication from such persons. In addition, EMC’s Corporate Governance Guidelines state that it is the Board’s policy to provide a response to any shareholder proposal that receives a majority vote; and

•       The Directors meet in executive session without the Chief Executive Officer in connection with each regularly scheduled Board meeting. Non-management Directors meet in executive session without management at least twice each year and independent Directors meet in executive session at least once each year. The Lead Director acts as presiding Director for such executive sessions.

Certain information relating to corporate governance matters can be viewed at www.emc.com/about/governance. Copies of EMC’s (i) Corporate Governance Guidelines, (ii) charters for the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Mergers and Acquisitions Committee and Stock Repurchase and Bond Redemption Oversight Committee, and (iii) Business Conduct Guidelines (code of ethics) are available on EMC’s website. Copies will also be provided to any shareholder upon written request to EMC Corporation, Investor Relations, 176 South Street, Hopkinton, MA 01748 or by contacting EMC Investor Relations at 866-362-6973. EMC intends to post additional information on this website from time to time as the Board adopts or revises policies and procedures.

Attendance at Annual Meeting of Shareholders

EMC’s Corporate Governance Guidelines provide that each Director is expected to attend the Annual Meeting of Shareholders. All of the then current Directors attended the 2005 Annual Meeting of Shareholders.

Communications with the Board

The Board of Directors provides a process for EMC shareholders and other interested parties to send communications directly to the non-management Directors. Any person who desires to contact the non-management Directors may do so by either:

•       writing to EMC Non-Management Directors, c/o Alertline, PMB 3767, 13950 Ballantyne Corporate Place, Charlotte, NC 28277; or

•       sending an e-mail to nonmngtdirectors@emc.com.

Communications received electronically will be accessed directly by, and communications received by mail will be forwarded directly to, the Chair of the Corporate Governance and Nominating Committee. The Chair of the Corporate Governance and Nominating Committee, in her discretion, will forward such communications to other Directors, members of EMC management or such other persons as she deems appropriate. The Chair of the Corporate Governance and Nominating Committee or, if appropriate, EMC management, will respond in a timely manner to any substantive communications from a shareholder or an interested party.

EMC’s Audit Committee also provides a process to send communications directly to the committee about EMC’s accounting, internal accounting controls or auditing matters. Any person who desires to contact the Audit Committee regarding such matters may do so by either:

•       writing to EMC Audit Committee, c/o Alertline, PMB 3767, 13950 Ballantyne Corporate Place, Charlotte, NC 28277; or

•       sending an e-mail to AuditCommitteeChairman@emc.com.

Communications received electronically will be accessed directly by, and communications received by mail will be forwarded directly to, the Chair of the Audit Committee. The Chair of the Audit Committee, in his discretion, will forward such communications to other directors, members of EMC management or such other persons as he deems appropriate. The Chair of the Audit Committee or, if appropriate, EMC management, will respond in a timely manner to any substantive communications from a shareholder or an interested party.

BOARD INDEPENDENCE, COMMITTEES AND COMPENSATION

Board Independence

The Board broadly considers all relevant facts and circumstances in its determination of independence of all Board members, including a director’s business and other relationships, including any relationships set forth in this Proxy Statement under the heading Certain Transactions. The Board makes such determinations in accordance with the NYSE Rules, SEC Rules and EMC’s Categorical Standards of Independence, a copy of which is attached as Exhibit A to this Proxy Statement, which the Board believes are appropriate to effectively determine a director’s independence. EMC’s Board of Directors has affirmatively determined that none of the following Directors has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with EMC): Michael W. Brown, Michael J. Cronin, Gail Deegan, W. Paul Fitzgerald, Olli-Pekka Kallasvuo, Windle B. Priem, David N. Strohm and Alfred M. Zeien. The Directors referred to above currently meet the Categorical Standards of Independence. Therefore, in accordance with the Corporate Governance Listing Standards of the NYSE and the Categorical Standards of Independence, the above-referenced Directors are independent.

Board Meetings

During the fiscal year ended December 31, 2005, EMC’s Board of Directors held eight meetings. Each Director attended all of the Board meetings and committee meetings which were held during the period in which he or she was a Director of EMC and in which he or she was a member of such committees, except one Director who attended 91% of such meetings and one Director who attended 87% of such meetings.

Committees of the Board

The Board of Directors has established five standing committees:  the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Mergers and Acquisitions Committee and the Stock Repurchase and Bond Redemption Oversight Committee. The membership of each is listed below.

Audit	Compensation	Corporate Governance and Nominating	Mergers and Acquisitions	Stock Repurchase and Bond Redemption Oversight
W. Paul Fitzgerald[1]	Windle B. Priem[1]	Gail Deegan[1]	John R. Egan[1]	Michael W. Brown[1,3]
Michael J. Cronin	Michael W. Brown[3]	W. Paul Fitzgerald	Michael W. Brown[3]	W. Paul Fitzgerald
Gail Deegan	David N. Strohm	Olli-Pekka Kallasvuo[2]	Michael J. Cronin	Joseph M. Tucci
Olli-Pekka Kallasvuo[2]	Alfred M. Zeien	Windle B. Priem	David N. Strohm
Alfred M. Zeien			Joseph M. Tucci

1       Chair

2       Mr. Kallasvuo was elected to the Audit and the Corporate Governance and Nominating Committees in October 2005.

3       Mr. Brown was elected to the Mergers and Acquisitions Committee in September 2005, the Compensation and Stock Repurchase and Bond Redemption Oversight Committees in October 2005, and as the chair of the Stock Repurchase and Bond Redemption Oversight Committee in February 2006.

•               Audit Committee:  The Audit Committee held eleven meetings in 2005. The committee reviews with management and EMC’s auditors EMC’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the auditors on EMC’s financial statements and its accounting controls and procedures, EMC’s worldwide corporate compliance program, the independence of EMC’s auditors, EMC’s internal controls, the other matters as set forth in its charter, as adopted by the Board of Directors, and such other matters as the committee deems appropriate. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of EMC’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for EMC and pre-approves all such audit, review or attest engagements. The Audit Committee also pre-approves non-audit services to be performed by its independent auditors in accordance with the committee’s pre-approval policy.

Each member of the Audit Committee is an “independent director” (as defined in the Corporate Governance Listing Standards of the NYSE). Each such member also meets the independence requirements of Rule 10A-3 under the Exchange Act. The Board of Directors has determined, in accordance with the rules of the SEC, that each of Ms. Deegan and Mr. Fitzgerald is an “audit committee financial expert.”

•               Compensation Committee:  The Compensation Committee held fifteen meetings in 2005. The committee sets EMC’s executive compensation philosophy and objectives, recommends compensation for non-employee Directors, sets the compensation of the Chairman and Chief Executive Officer, reviews and approves the compensation of the other executive officers and monitors all general compensation programs. In accordance with EMC’s Corporate Governance Guidelines, the Compensation Committee also oversees and reports to the Board on succession planning for the Chief Executive Officer and other senior management positions. The committee also approves transactions under EMC’s equity plans and has the authority to administer and interpret the provisions of the Company’s equity, deferred compensation and other plans. Each member of the Compensation Committee is an “independent director” (as defined in the Corporate Governance Listing Standards of the NYSE).

•               Corporate Governance and Nominating Committee:  The Corporate Governance and Nominating Committee held five meetings in 2005. The committee oversees and advises the Board of Directors with respect to corporate governance matters and assists the Board of Directors in identifying and recommending qualified Board candidates. The committee also reviews and makes recommendations to the Board of Directors regarding the size and composition of the Board and with respect to assignments to committees of the Board. The committee oversees the evaluation of the Board, the committees and individual Directors and monitors possible conflicts of interest of Directors and senior executives. Each member of the Corporate Governance and Nominating Committee is an “independent director” (as defined in the Corporate Governance Listing Standards of the NYSE).

The Corporate Governance and Nominating Committee continuously reviews and assesses the skills and characteristics it believes are or may be required on the Board based on the changing needs of the business. The committee identifies Board candidates through numerous sources, including recommendations from Directors, executive officers and shareholders of EMC, as well as through engagements with executive search firms. The committee seeks to have available to it qualified candidates from a broad pool of individuals with a range of talents, experience, backgrounds and perspectives. The Corporate Governance and Nominating Committee evaluates identified Board candidates based on the criteria established by and periodically reviewed by the committee. The committee seeks to identify those individuals most qualified to serve as Board members and considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be desirable as a member of any committees of the Board, and the candidate’s willingness to devote substantial time and effort to Board responsibilities. Selected candidates are interviewed by members of the committee and certain other Board members. Based on the foregoing, the Corporate Governance and Nominating Committee makes recommendations to the Board with respect to Director nominees.

During 2004 and 2005, the Corporate Governance and Nominating Committee engaged leading executive search firms to assist it in identifying potential Board candidates. The committee evaluated and engaged in extensive discussions regarding numerous potential candidates brought to its attention by the search firms and from other sources. Effective as of August 2005, Michael W. Brown joined the Board of Directors as a Class II Director, and effective as of August 2004, Olli-Pekka Kallasvuo joined the Board of Directors as a Class I Director. Michael W. Brown was identified as a potential Director by EMC’s Chief Executive Officer, and Mr. Kallasvuo was identified as a potential Director by an executive search firm.

EMC shareholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the EMC Corporate Governance and Nominating Committee, 176 South Street, Hopkinton, Massachusetts 01748. Assuming that the appropriate information has been timely provided, the committee will consider these candidates substantially in the same manner as it considers other Board candidates it identifies.

EMC shareholders also have the right to nominate director candidates without any action on the part of the Corporate Governance and Nominating Committee or the Board, by following the advance notice provisions of EMC’s By-laws as described under “Advance Notice Procedures” on page 3 of this Proxy Statement.

•               Mergers and Acquisitions Committee:  The Mergers and Acquisitions Committee held nine meetings in 2005. This committee reviews with EMC management potential acquisitions, divestitures and investments.

•               Stock Repurchase and Bond Redemption Oversight Committee:  The Stock Repurchase and Bond Redemption Oversight Committee held two meetings in 2005. This committee oversees and reviews with management any common stock repurchase program which may exist from time to time, and the redemption of any of EMC’s bonds or convertible notes which may be outstanding from time to time.

Director Compensation

EMC compensates each Director who is not an employee of the Company as follows:

Cash Compensation

Board Service

•        an annual retainer of $30,000

•        an additional annual retainer of $40,000 for the Lead Director

•        a fee of $3,000 for each in-person meeting

•        a fee of $1,500 for each telephonic meeting

Committee Service

•        an annual retainer for the Audit Committee Chair of $20,000

•        an annual retainer for all other committee chairs of $10,000

•        a fee of $1,000 for each in-person meeting

•        a fee of $750 for each telephonic meeting

For 2005, each Director who is not an employee of the Company and who served for the entire year received cash compensation from EMC between $54,500 and $86,500.

Equity Compensation

EMC Corporation 1992 Stock Plan for Directors (the “Directors Plan”)

•        Each Eligible Director (as defined below) is awarded an option to purchase up to 30,000 shares of Common Stock on or about the date of the first annual meeting of shareholders following the date upon which he or she joins the Board of Directors, subject to the conditions of the plan (a “formula option”). Formula options become exercisable in annual one-third increments on the first three anniversaries of the date of grant.

•        Eligible Directors may also receive non-formula options. Such non-formula options may be on terms determined by the Compensation Committee or the Board of Directors not inconsistent with the Directors Plan.

•        The exercise price for each option granted under the Directors Plan is the price per share determined by the Compensation Committee or the Board of Directors at the time the option is granted, which price shall not be less than 50% of the fair market value per share of Common Stock on the date of grant.

2003 Stock Plan

•        Each Eligible Director who joins the Board is granted an award of restricted stock and/or restricted stock units for up to 30,000 shares of Common Stock on or about the date of the first annual meeting of shareholders following the date upon which he or she joins the Board of Directors. The award will vest in annual one-third increments on the first three anniversaries of the date of grant.

•        Each Eligible Director is granted an award of restricted stock and/or restricted stock units for up to 30,000 shares of Common Stock on or about the date of the third annual meeting of shareholders following the date of any previous grant.

•        Under both the Directors Plan and the 2003 Stock Plan, an Eligible Director is a Director who is neither (1) an employee of EMC nor (2) a five percent shareholder of EMC or a person in control of such a shareholder.

EMC Practice

In accordance with the foregoing, EMC’s practice with respect to equity compensation for its Directors is as follows:

Each newly-elected Eligible Director will be granted on or about the date of the first annual meeting of shareholders following the date upon which he or she joins the Board of Directors:

•       a “formula option” to purchase up to 30,000 shares of Common Stock under the Directors Plan, which option will be exercisable in annual one-third increments on the first three anniversaries of the date of grant; and

•       an award of restricted stock and/or restricted stock units for up to 30,000 shares of Common Stock under the 2003 Stock Plan, which award will vest in annual one-third increments on the first three anniversaries of the date of grant.

Each Eligible Director will be granted on or about the date of the third annual meeting of shareholders following the date upon which he or she last received similar equity awards:

•       an option to purchase up to 30,000 shares of Common Stock under the Directors Plan, which option will be exercisable in annual one-third increments on the first three anniversaries of the date of grant; and

•       an award of restricted stock and/or restricted stock units for up to 30,000 shares of Common Stock under the 2003 Stock Plan, which award will vest in annual one-third increments on the first three anniversaries of the date of grant.

On May 5, 2005, in accordance with the terms of the Directors Plan, the 2003 Stock Plan and EMC’s practice, Olli-Pekka Kallasvuo was granted:

•       an option to purchase 30,000 shares of Common Stock under the Directors Plan, which option is exercisable in annual one-third increments on the first three anniversaries of the date of grant and has a per share exercise price of $12.97, the closing price of the Common Stock on the date of grant; and

•       an award of restricted stock for 30,000 shares of Common Stock under the 2003 Stock Plan, which award vests in annual one-third increments on the first three anniversaries of the date of grant.

Other Compensation

Directors are eligible to participate in the EMC Corporation Executive Deferred Compensation Retirement Plan, a non-qualified retirement savings plan. Under the plan, a Director may elect to defer his or her receipt of director’s fees. In 2005, no Director elected to defer receipt of fees. EMC does not match any deferred amounts or otherwise make any contributions to the accounts of any Director.

EMC pays or reimburses Directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings (including the travel expenses of spouses if they are specifically invited to attend the event), which occasionally may include use of EMC-owned aircraft. The value of spousal air travel is taxable income to the Director.

Except as described in this section (“Director Compensation”), Directors who are not employees of EMC do not receive any additional compensation for their services on the Board of Directors.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in EMC’s Proxy Statement for the 2007 Annual Meeting of Shareholders, shareholder proposals must be received at EMC’s principal executive offices no later than November 20, 2006. Shareholder proposals should be addressed to:  EMC Corporation, 176 South Street, Hopkinton, MA 01748, Attn:  Paul T. Dacier, Senior Vice President, General Counsel and Assistant Secretary, Facsimile Number 508-497-6915.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes the fees of PricewaterhouseCoopers LLP (“PWC”), our independent auditor, billed to us for each of the last two fiscal years.

	Audit Fees[1]	Audit- Related Fees[2]	Tax Fees[3]	All Other Fees
2005	$4,893,078	$136,418	$901,667	$—
2004	$5,287,597	$173,094	$1,782,420	$—

1                    Includes for 2005 and 2004, testing under Section 404 of the Sarbanes-Oxley Act of 2002, which fees aggregated $1,271,399 and $1,909,487, respectively.

2                    Includes employee benefit plan compliance, acquisition-related support and other technical, financial reporting and compliance services.

3                    Includes tax compliance and tax consulting services in 2005 and 2004. For 2005 and 2004, tax compliance fees aggregated $305,456 and $551,872, respectively.

Pre-Approval of Audit and Non-Audit Services

During 2005, the Audit Committee pre-approved all audit, review and attest services performed by PWC.

In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee pre-approves specified non-audit services up to an aggregate dollar amount and approves on an engagement by engagement basis any individual engagement in excess of $200,000. The Audit Committee has delegated to its Chairman the authority to pre-approve any specific non-audit service which was not previously pre-approved by the Audit Committee, provided that any decisions of the Chair to pre-approve non-audit services shall be presented to the Audit Committee at its next scheduled meeting. During 2005, the Audit Committee pre-approved all non-audit services in accordance with the policy set forth above.

EMC expects that representatives of PWC will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires EMC’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, EMC believes that during the fiscal year ended December 31, 2005, all filing requirements were complied with in a timely fashion.

BYLAW AMENDMENTS

On February 10, 2006, the Board of Directors approved amendments, effective as of such date, to EMC’s Bylaws. The amendments generally clarify logistics relating to meetings of shareholders and directors, clarify logistics relating to director and officer removal, permit directors to take action without a meeting by means of electronic transmission, clarify the roles of the Chairman of the Board of Directors, Chief Executive Officer and Treasurer and clarify the circumstances under which a stock certificate may be signed by facsimile.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.”  If you received a householding communication, your broker will send one copy of EMC’s 2006 Proxy Statement and Annual Report on Form 10-K for 2005 to your address unless contrary instructions were given by any shareholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save EMC the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by contacting Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will promptly send a copy to you if you go to www.emc.com/ir and request a copy or if you address your written request to EMC Corporation, Investor Relations, 176 South Street, Hopkinton, MA 01748 or contact EMC Investor Relations at 866-362-6973.

EXHIBIT A

Categorical Standards

In order for a Director to qualify as “independent”, the Board of Directors of EMC Corporation shall affirmatively determine that the Director does not have any material relationship with EMC (either directly or as a partner, stockholder or officer of an organization that has a relationship with EMC). This determination shall be disclosed in EMC’s proxy statement for each annual meeting of EMC. In this regard, the Board shall broadly consider all relevant facts and circumstances and has adopted the following categorical standards to assist it in making determinations of independence. In order to be considered independent:

1.                The Director must be independent pursuant to the corporate governance listing requirements of the New York Stock Exchange, as in effect from time to time.

2.                Furthermore, a Director should meet the following additional standards:

(a)           If a Director or any immediate family member is an executive officer, general partner or significant equity holder (in excess of 10%) of another company that makes payments to, or receives payments from, EMC for property or services, the amount of such payments, during the last fiscal year, does not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(b)          If a Director or any immediate family member is an executive officer, general partner or significant equity holder (in excess of 10%) of another company which is indebted to EMC, or to which EMC is indebted, the total amount of either company’s indebtedness to the other during the last fiscal year does not exceed 1% of the total consolidated assets of the other company; and

(c)           If a Director is an executive officer of any tax exempt organization, EMC’s contributions to the organization during the last fiscal year do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross receipts.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board may determine that a Director who has, or whose immediate family member has, a relationship that does not meet the standards set forth in paragraph 2 is nonetheless independent. Any such determination and the basis for it will be disclosed in EMC’s next proxy statement.

Last amended: January 27, 2005

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.
1. Proposal 1 - Election of Directors: To elect the following nominees to the Board to serve a three-year term as Class I Directors.

	For	Withhold			For	Withhold
01 - Gail Deegan	☐	☐		03 - Windle B. Priem	☐	☐

02 - Olli-Pekka Kallasvuo	☐	☐		04 - Alfred M. Zeien	☐	☐

B	Other Proposals
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.						THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.
		For	Against	Abstain			For	Against	Abstain
2. Proposal 2 - To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as EMC’s independent auditors for the fiscal year ending December 31, 2006.		☐	☐	☐		4. Proposal 4 - To act upon a shareholder proposal relating to pay-for-superior-performance, as described in EMC’s Proxy Statement.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.
							For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.						5. Proposal 5 - To act upon a shareholder proposal relating to annual elections of directors, as described in EMC’s Proxy Statement.	☐	☐	☐
		For	Against	Abstain
3. Proposal 3 - To act upon a shareholder proposal relating to election of directors by majority vote, as described in EMC’s Proxy Statement.		☐	☐	☐		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.
							For	Against	Abstain
						6. Proposal 6 - To act upon a shareholder proposal relating to EMC’s Audit Committee, as described in EMC’s Proxy Statement.	☐	☐	☐

C						Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) on the books of EMC. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Signature 1 - Please keep signature within the box				Signature 2 - Please keep signature within the box		Date (mm/dd/yyyy)

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Proxy - EMC Corporation

ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 2006
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints William J. Teuber, Jr. and Paul T. Dacier, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Shareholders of EMC Corporation, a Massachusetts corporation, to be held on May 4, 2006, at 10:00 a.m., local time, at EMC’s facility at 21 Coslin Drive, Southborough, Massachusetts, and at any adjournments thereof, all the shares of Common Stock, par value $.01 per share, of EMC that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the meeting and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FOUR NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS TO SERVE FOR A THREE-YEAR TERM AS CLASS I DIRECTORS AND RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS EMC’S INDEPENDENT AUDITORS FOR 2006; AND AGAINST THE SHAREHOLDER PROPOSALS RELATING TO ELECTION OF DIRECTORS BY MAJORITY VOTE, PAY-FOR-SUPERIOR-PERFORMANCE, ANNUAL ELECTIONS OF DIRECTORS AND EMC’S AUDIT COMMITTEE, EACH AS DESCRIBED IN EMC’S PROXY STATEMENT. A VOTE FOR THE ELECTION OF DIRECTORS INCLUDES DISCRETIONARY AUTHORITY TO VOTE FOR A SUBSTITUTE IF ANY NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY.

Receiving Shareholder material electronically reduces mailing and printing costs and is better for the environment. Would you like to receive future proxy materials electronically? If so, go to http://www.computershare.com/investor and follow the instructions provided, or check the box while voting electronically.

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone	To vote using the Internet

•   Call toll free 1-800-652-VOTE (8683) within the United States and Canada or 1-781-575-2300 outside the United States and Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY
• Enter the information requested on your computer screen and follow the simple instructions.
• Follow the simple instructions provided by the recorded message.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on May 3, 2006.
THANK YOU FOR VOTING